Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SOUTHEASTERN GROCERS, INC.

The name of the corporation is Southeastern Grocers, Inc. (hereinafter referred to as the “Corporation”). This Certificate of Incorporation was duly adopted in accordance with the provisions of the Delaware General Corporation Law (“GCL”) and the Joint Prepackaged Chapter 11 Plan of Reorganization of Southeastern Grocers, LLC and Its Affiliated Debtors (the “Plan”).

ARTICLE 1

The name of the Corporation is Southeastern Grocers, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:  To engage in any lawful act or activity for which corporations may be organized under the GCL.

ARTICLE 4

Section 4.1            Authorized Shares. The total number of shares that the Corporation shall have authority to issue is 15,000,000 shares, all of which shall be common stock, each with a par value of $0.001 (“Common Stock”).

Section 4.2            Prohibition of Issuance of Nonvoting Equity.  Any issuance of any type of nonvoting equity securities shall be prohibited to the extent required by section 1123(a) of Title 11 of the United States Code without any further actions by the stockholders or directors of the Corporation.

Section 4.3            Common Stock. The holders of Common Stock shall be entitled to one vote per share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) on all matters to be voted on by the Corporation’s stockholders except as otherwise required by law.  There shall be no cumulative voting.  Except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the board of directors of the Corporation (the “Board of Directors”) out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation.

Section 4.4            Preemptive Rights.  The holders of Common Stock of the Corporation shall have preemptive rights to acquire additional shares issued by the Corporation to the extent provided by the Stockholders Agreement among the Corporation and the stockholders listed therein, dated as of the effective date of the Plan.

ARTICLE 5

The Board of Directors is expressly authorized to make, alter, or repeal the Bylaws of the Corporation (the “Bylaws”), but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal the Bylaws.

ARTICLE 6

Section 6.1            Management.  The management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors.

Section 6.2            Election.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 6.3            Number of Directors.  The number of directors which shall constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE 7

Except (i) to the extent that the GCL prohibits the elimination or limitation of liability of directors, including under Section 174 thereof, (ii) for any acts or omissions that are not in good faith or that involve intentional misconduct or knowing violations of the law, (iii) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (iv) for any transaction from which the director derived an improper personal benefit, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the GCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended GCL. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director under this Article 7, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 7, prior to such repeal or modification.

ARTICLE 8

Section 8.1            Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 8.2            Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 8.2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Delaware Court of Chancery shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Delaware Court of Chancery shall deem proper.

Section 8.3            Indemnification for Expenses of Successful Party.  Notwithstanding any other provisions of this Article 8, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Section 8.1 and/or Section 8.2, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

Section 8.4            Notification and Defense of Claim.  As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 8.4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article 8. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article 8 for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

Section 8.5            Advance of Expenses.  Subject to the provisions of Section 8.6, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article 8, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation, or any appeal therefrom, shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article 8; and further provided that no such advancement of expenses shall be made under this Article 8 if it is determined (in the manner described in Section 8.6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

Section 8.6            Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Sections 8.1, 8.2, 8.3, or 8.5, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (a) the Corporation has assumed the defense pursuant to Section 8.4 (and none of the circumstances described in Section 8.4 that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (b) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Sections 8.1, 8.2, or 8.5, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Sections 8.1 or 8.2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Sections 8.1 or 8.2, as the case may be. Such determination shall be made in each instance (i) by a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (ii) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (iv) by the stockholders of the Corporation.

Section 8.7            Remedies.  The right to indemnification or advancement of expenses as granted by this Article 8 shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 8.6 that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 8.8            Limitations.  Notwithstanding anything to the contrary in this Article 8, except as set forth in Section 8.7, the Corporation shall not indemnify an Indemnitee pursuant to this Article 8 in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article 8, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

Section 8.9            Subsequent Amendment.  No amendment, termination or repeal of this Article 8 or of the relevant provisions of the GCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 8.10          Other Rights.  The indemnification and advancement of expenses provided by this Article 8 shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article 8 shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article 8. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article 8.

Section 8.11          Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article 8 to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

Section 8.12          Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

Section 8.13          Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by an amount that such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

Section 8.14          Savings Clause.  If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 8.15          Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the GCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE 9

Except for (i) actions in which the Delaware Court of Chancery concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (ii) actions in which a federal court (including the Bankruptcy Court) has assumed jurisdiction of a proceeding, any derivative action brought by or on behalf of the Corporation, and any direct action brought by a stockholder against the Corporation or any of its directors or officers, alleging a violation of the GCL, this Certificate of Incorporation or the Bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the Corporation, shall be brought in the Delaware Court of Chancery, which shall be the sole and exclusive forum for such proceedings; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors.

ARTICLE 10

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 11

The name and mailing address of the sole incorporator are as follows:

Brian Carney

c/o Southeastern Grocers, Inc.

8928 Prominence Parkway, Building 200

Jacksonville, Florida 32256

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hand this 30th day of May, 2018.

/s/ Brian Carney
Brian Carney, Sole Incorporator